------                                                                                --------------------------------------------
FORM 5                                                                                               OMB APPROVAL
------                                                                                --------------------------------------------
                                                                                        OMB Number                     3235-0362
                                                                                        Expires:               December 31, 2001
[x] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION               Estimated average burden
    longer subject to                     WASHINGTON, D.C. 20549                        hours per  response ................ 1.0
    Section 16. Form                                                                  --------------------------------------------
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[x] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  ALLEN           PAUL              G.            Shaman Pharmaceuticals, Inc. (SHMN)           Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director       x 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
 505 UNION STATION, 505 FIFTH AVENUE,             Number of Reporting        Month/Year             Officer (give    Other (specify
 SUITE 990                                        Person (Voluntary)      December 31, 2000     ----        title ---       below)
 -------------------------------------------                              -------------------               below)
                  (Street)                                                5. If Amendment,
 SEATTLE,         WASHINGTON       98104                                     Date of Original       -------------------------------
 -------------------------------------------                                 (Month/Year)
   (City)           (State)           (Zip)                                                  7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                      Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                 x    Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/                 ----------------------------                         Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
                                                 Code
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       2/1/2000       C4    3,418,153   A         (1)        7,153,518(2)         (I)(3)          (3)
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Explanation of Responses:
(1) Automatically converted from Series R Preferred Stock on February 1, 2000.
(2) Includes 946,506 shares paid as a dividend on the Series C Stock on June 1, 2000 and 2,788,506 shares paid as a dividend on the Series C Stock on November 30, 2000.
(3) Owned directly by Vulcan Ventures, Inc. ("VVI") and indirectly by Paul G. Allen, the sole shareholder of
    VVI.

*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Series R Preferred Stock     1:31         2/1/2000    C4               110,263 (1)            Common Stock  3,418,153
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-------------------------------------------------------------------------------------------------------

9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security                    Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Month                (Instr. 4)
   (Instr. 4)

--------------------------------------------------------------------------
    -0-                    (1)                         (2)
--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:

(1) Automatically converted on February 1, 2000.
(2) Owned directly by VVI and indirectly by Paul G. Allen, the sole shareholder of VVI
 **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                /s/ WILLIAM D. SAVOY            2/14/2001
                                                                                           ------------------------------- ---------
                                                                                           **Signature of Reporting Person   Date
                                                                                           William D. Savoy as Attorney-in Fact
                                                                                           for Paul G. Allen pursuant to a Power
                                                                                           of Attorney filed with the Reporting
                                                                                           Persons' Schedule 13G for Parthogenesis,
                                                                                           Inc. on August 30, 1999 and
                                                                                           incorporated herein by reference.

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


                            JOINT FILER INFORMATION


Name:                         Vulcan Ventures Incorporated

Address:                      505-Fifth Avenue, Suite 900
                              Seattle, WA 98104

Designated Filer:             Paul G. Allen

Issuer & Ticker Symbol:       Shaman Pharmaceuticals, Inc. ("SHMN")

Date of Event
Requiring Statement:          February 1, 2000

Signature:                    VULCAN VENTURES INCORPORATED


                              By: /s/ WILLIAM D. SAVOY              2/14/2001
                                  ---------------------------------------------
                                  William D. Savoy, Vice President


                                  Page 3 of 3